UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORTHWEST INDIANA BANCORP
(Exact name of registrant as specified in its charter)

INDIANA (State or other jurisdiction of incorporation or organization)	35-1927981 (I.R.S. Employer Identification No.)
9204 Columbia Avenue
Munster, Indiana 46321
(219) 836-4400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Jon E. DeGuilio
NorthWest Indiana Bancorp
9204 Columbia Avenue, Building B
Munster, Indiana 46321-3517
(219) 836-4400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies To:
Claudia V. Swhier, Esq.
Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, Indiana 46204
(317) 808-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☑
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     If delivery of the Prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: ☐
CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed maximum
of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered	per share(1)	offering price(1)	registration fee
Common Stock, without par value	200,000	$30.74	$6,148,000	$188.74

(1)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the amount of the registration fee, on the basis of the high and low sale prices of the common stock as reported on the OTC Bulletin Board on July 12, 2007.

(2)	Any additional shares of Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416.

PROSPECTUS
NORTHWEST INDIANA BANCORP
AUTOMATIC DIVIDEND REINVESTMENT PLAN
200,000 SHARES OF COMMON STOCK, WITHOUT PAR VALUE
     This Prospectus relates to 200,000 shares of common stock, without par value, of NorthWest Indiana Bancorp (the “Corporation” or “NWIB”) registered for sale under our Automatic Dividend Reinvestment Plan which provides holders of record of our common stock with a simple and convenient way to purchase additional shares without any brokerage fees or service charges.
     If you participate in the Plan, you may:
•	automatically reinvest cash dividends on some or all of your shares of common stock; and

•	provide for safekeeping, free of charge, for some or all of your NWIB stock certificates through the Plan’s free custodial service.
     We may, at our discretion, direct that purchases of shares of common stock for the Plan be made from newly issued or treasury shares from us or in open market transactions.
     Purchases of common stock will be made at prices based on current market prices for the shares. Each participant in the Plan should recognize that neither we nor the Administrator or Agent for the Plan can provide any assurance that shares of common stock purchased under the Plan will, at any time, be worth more or less than their purchase price.
     Investing in NorthWest Indiana Bancorp involves risks — See “Risk Factors” beginning on page 3.
     The Plan does not represent a change in our dividend policy, which will continue to depend upon earnings, financial requirements and other factors, and which will be determined by our Board of Directors from time to time. Shareholders who do not wish to participate in the Plan will continue to receive cash dividends as declared. It is suggested that this Prospectus be retained for future reference.
     Our principal executive offices are located at 9204 Columbia Avenue, Munster, Indiana 46321, and our phone number is (219) 836-4400. Our common stock is traded on the OTC Bulletin Board under the trading symbol of “NWIN.OB.” We may also be reached on the World Wide Web at www.ibankpeoples.com. The closing sale price of the common stock on July 12, 2007, was $30.74

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY STATE WHERE IT WOULD BE ILLEGAL TO DO SO.
THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF NORTHWEST INDIANA BANCORP, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
The date of this Prospectus is July 19, 2007

THE COMPANY
     NorthWest Indiana Bancorp (“We” or the “Corporation” or “NWIB”) is a bank holding company registered with the Board of Governors of the Federal Reserve System. Peoples Bank SB (the “Bank”), an Indiana savings bank, is a wholly owned subsidiary of the Corporation.
     The Corporation conducts business from its main office in Munster and its eight full-service offices located in East Chicago, Hammond, Merrillville, Dyer, Schererville and Hobart, Indiana. It is primarily engaged in the business of attracting deposits from the general public and the origination of loans secured by single family residences and commercial real estate, as well as construction loans and various types of consumer loans and commercial business loans. In addition, the Corporation’s Wealth Management Group provides estate administration, estate planning, guardianships, land trusts, retirement planning, self-directed IRA and Keogh accounts, investment agency accounts, serves as personal representative of estates and acts as trustee for revocable and irrevocable trusts. Our principal executive offices are located at Northwest Indiana Bancorp, 9204 Columbia Avenue, Building B, Munster, IN 46321. We may also be reached at (219) 836-4400.
FORWARD-LOOKING STATEMENTS
     Statements contained in this prospectus that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are also intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. The Corporation cautions readers that forward-looking statements, including without limitation those relating to the Corporation’s future business prospects, interest income and expense, net income, liquidity, and capital needs are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to, among other things, factors identified in this filing, including those identified in the section “Risk Factors” below.
RISK FACTORS
     Before you decide to participate in the Plan and invest in shares of our common stock, you should carefully consider the risks and uncertainties described below and other information included in this prospectus and the documents incorporated herein by reference in evaluating us and our business. If any of the events described below or in the documents incorporated herein by reference occur, our business and financial results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly. In addition, you should consult your own financial and legal advisors before making an investment.
     Regulatory Risk. The banking industry is heavily regulated. These regulations are intended to protect depositors, not shareholders. The Corporation and the Bank are subject to regulation and supervision by the bank regulatory agencies and the Securities and Exchange Commission. The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. The banking industry continues to lose market share to competitors.
     Legislation. Because of concerns relating to the competitiveness and the safety and soundness of the industry, Congress continues to consider a number of wide-ranging proposals for altering the structure, regulation, and competitive relationships of the nation’s financial institutions. Among such bills are proposals to combine banks and thrifts under a unified charter, to combine regulatory agencies, and to further expand the powers of depository institutions, bank holding companies, and competitors of depository institutions. Management cannot predict whether or in what form any of these proposals will be adopted or the extent to which the business of the Corporation or the Bank may be affected thereby.
     Credit Risk. One of the greatest risks facing lenders is credit risk, that is, the risk of losing principal and interest due to a borrower’s failure to perform according to the terms of a loan agreement. While management attempts to provide an allowance for loan losses at a level adequate to cover probable incurred losses based on loan portfolio growth, past loss experience, general economic conditions, information about specific borrower situations, and other factors, future adjustments to reserves may become necessary, and net income could be significantly affected, if circumstances differ substantially from assumptions used with respect to such factors.
     Exposure to Local Economic Conditions. The Bank’s primary market area for deposits and loans encompasses Lake County, in northwest Indiana, where all of its offices are located. Ninety-five percent of the Bank’s business activities are within this area. This concentration exposes the Bank to risks resulting from changes in the local economy. A dramatic drop in local real estate values would, for example, adversely affect the quality of the Bank’s loan portfolio.
     Interest Rate Risk. The Corporation’s earnings depend to a great extent upon the level of net interest income, which is the difference between interest income earned on loans and investments and the interest expense paid on deposits and other borrowings. Interest rate risk is the risk that the earnings and capital will be adversely affected by changes in interest rates. While the Corporation attempts to adjust its asset/liability mix in order to limit the magnitude of interest rate risk, management of such risk is not an exact science. Rather, it involves estimates as to how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities. Moreover, rate changes can vary depending upon the level of rates and competitive factors. From time to time, maturities of assets and liabilities are not balanced, and a rapid increase or decrease in interest rates could have an adverse effect on net interest margins and results of operations of the Corporation. To moderate unfavorable operating results in periods of rising or high interest rates, the Corporation restructures its asset-liability mix on an ongoing basis. Increasing the amount of interest-earning assets that are rate sensitive, extending the maturities of customer deposits, increasing the balances of checking/NOW accounts and utilizing cost effective borrowings are all part of management’s commitment toward reducing the Corporation’s overall vulnerability to interest rate risk. While these steps may reduce the overall vulnerability to interest rate risk, the Corporation will still be adversely affected by a rising or high interest rate environment, and is beneficially affected by a falling or low interest rate environment because rate sensitive liabilities exceed rate sensitive assets within a one year time period.
     Competition. The activities of the Corporation and the Bank in the geographic market served involve competition with other banks as well as with other financial institutions and enterprises, many of which have substantially greater resources than those available to the Corporation. In addition, non-bank competitors are generally not subject to the extensive regulation applicable to the Corporation and the Bank.
NORTHWEST INDIANA BANCORP AUTOMATIC
DIVIDEND REINVESTMENT PLAN
     The NorthWest Indiana Bancorp Automatic Dividend Reinvestment Plan (the “Plan”) provides holders of record of the Common Stock, without par value (“Common Stock”), of NorthWest Indiana Bancorp, an Indiana corporation (the “Corporation”), with the opportunity to purchase additional shares of the Corporation’s Common Stock through the reinvestment of cash dividends. Purchases of Common Stock will either be made on the open market or directly from the Corporation. All administrative expenses and brokerage commissions incurred on the purchase of shares under the Plan will be paid by the Corporation. The Plan, which was adopted by resolution of the Corporation’s Board of Directors on July 18, 2007, is set forth below in a series of questions and answers.
Introduction
1.	What does the Plan provide?
The Plan provides an opportunity for all record holders of shares of Common Stock to have cash dividends paid thereon invested in additional shares of Common Stock to be purchased by the Plan on the open market or directly from the Corporation. All dividends on shares held in participants’ accounts under the Plan will be reinvested in shares of Common Stock. The Corporation will pay any and all expenses incurred in connection with such purchases, including brokerage commissions.
Purpose and Advantages
2.	What is the purpose of the Plan?
The purpose of the Plan is to provide holders of the Corporation’s Common Stock with a simple and convenient method of investing cash dividends in shares of Common Stock without payment of any brokerage commissions or service charges.
3.	What are the advantages of the Plan?
a.	Participants may have all or some of their cash dividends automatically reinvested.

b.	No fees or commissions are paid by participants for the reinvestment of dividends. (A small fee will be charged if participants withdraw shares from the Plan or terminate their participation in the Plan.)

c.	Dividends are deposited directly with the trust department of Peoples Bank SB, the Corporation’s savings bank subsidiary and the Plan’s administrator (the “Administrator”). These funds will either be used to purchase shares from the Corporation or transferred promptly to Sandler O’Neill & Partners, L.P. (the “Agent”) to be used to purchase shares of Common Stock on the open market. This will result in the prompt reinvestment of such dividends in shares of Common Stock.

d.	Dividends on shares purchased with reinvested dividends may also be reinvested in shares of Common Stock, causing a participant’s investment to grow.

e.	Dividends are fully utilized since fractional shares are credited to accounts of participants.

f.	Personal record keeping is simplified, as participants receive detailed and periodic statements from the Administrator providing them with a record of each transaction.

g.	Participants continue to vote shares held under the Plan.

h.	The Plan is entirely voluntary. Participants may join or withdraw from participation in the Plan at any time prior to a particular record date by giving written notice to the Administrator.
Certificates for shares acquired under the Plan will normally be held by the Administrator, a procedure which helps protect against loss, theft or destruction of stock certificates.
Administration; Share Purchases
4.	Who administers the Plan and who purchases shares of Common Stock?
The transfer agent of the Corporation and its savings bank subsidiary, Peoples Bank SB (the “Administrator”), will administer the Plan and purchase any shares to be acquired directly from the Corporation on behalf of participants. Sandler O’Neill & Partners, L.P. (the “Agent”) will purchase shares of Common Stock, as agent for the Plan participants, on the open market. The Corporation’s Board of Directors will determine if and when the Agent is to purchase shares of Common Stock on the open market in lieu of sales of shares by the Corporation. But, upon being advised to make open market purchases, the Agent will have, consistent with the Plan and applicable securities laws and regulations, absolute discretion to determine the volume, timing and price of purchases of shares on the open market. If you decide to participate in the Plan, the Administrator will keep a continuous record of your participation in the Plan and send you a statement of your account on a quarterly basis. The Administrator will also hold and act as custodian of shares of Common Stock purchased under the Plan until otherwise directed by Plan participants. This will relieve you of the responsibility for the safekeeping of multiple certificates for shares purchased and protect you against loss, theft or destruction of stock certificates.
Participation
5.	Who is eligible to participate in the Plan?
All holders of shares of Common Stock whose certificates are registered in their names are eligible to participate in the Plan, including trustees, banks, executors, and similar fiduciaries if the stock certificates are registered in the names of the trustees, banks, executors, or other fiduciaries. Any beneficial owner of shares of Common Stock whose certificates are registered in the nominee name of a bank or broker must have the certificates transferred and registered in his own name or the name of his trustee, bank, executor, or other fiduciary in order to become eligible to participate in the Plan.
6.	How does an eligible shareholder participate?
Eligible shareholders may become participants in the Plan by signing the Authorization Form provided by the Administrator and returning it to Trust Department, Peoples Bank SB, Northwest Indiana Bancorp, 9204 Columbia Avenue, Building B, Munster, Indiana 46321. When the shares are registered in more than one name (e.g. husband and wife, joint tenants, trustees, etc.) all registered holders should sign. An Authorization Form may be obtained at any time by written request to the Administrator to the address specified above. Any correspondence addressed to the Administrator concerning the Plan should refer specifically to the NorthWest Indiana Bancorp Automatic Dividend Reinvestment Plan.
7.	When may an eligible shareholder become a participant in the Plan?
An eligible shareholder may join the Plan at any time by completing the Authorization Form and mailing it to the Administrator. If you are a record holder of shares of Common Stock and your Authorization Form is received by the Administrator prior to the record date for a dividend payment, the dividends paid on your shares of Common Stock on the dividend payment date on which such dividend payment is made and each subsequent dividend payment date will be used by the Agent to buy shares of Common Stock. If your Authorization Form is received after the record date for a dividend payment but prior to the dividend payment date on which such dividend payment is made, the dividends paid on your shares of Common Stock on such dividend payment date will be paid to you in cash and your participation in the Plan will begin with the next dividend payment date. Dividend payment dates ordinarily are the first Wednesday of January, April, July, and October, and the corresponding record dates are ordinarily the fourth Friday of December, March, June and September.
No dividends will be earned on shares of Common Stock purchased under the Plan until the dividend payment date following the date of purchase of such shares.
8.	What does the Authorization Form provide?
The Authorization Form specifies the method by which an eligible shareholder elects to participate in the Plan and specifies the number of shares of the Corporation’s Common Stock with respect to which the shareholder elects to have dividends reinvested. If the “FULL DIVIDEND REINVESTMENT” box is checked, then the Agent and/or Administrator will invest in shares of Common Stock all of the participant’s cash dividends on shares of Common Stock registered in the participant’s own name and covered by such Authorization Form, as well as all of the cash dividends on shares of Common Stock credited to the participant’s account under the Plan. If the “PARTIAL DIVIDEND REINVESTMENT” box is checked, then the participant may specify the number of shares registered in the participant’s own name with respect to which the participant desires dividends to be reinvested, if less than all dividends on all shares registered in the name of the participant are to be reinvested.
The Authorization Form also authorizes the Corporation to pay to the Administrator, and directs the Administrator to collect from the Corporation, all dividends payable on shares subject to dividend reinvestment under the Plan. The Administrator is authorized to use those funds to purchase shares directly from the Corporation or to transfer these dividends to the Agent (as described by the Corporation’s Board of Directors) who in turn is authorized to apply those dividends to the purchase of shares of Common Stock on the open market.
9.	May a shareholder have cash dividends reinvested under the Plan with respect to less than all of the shares of Common Stock registered in the shareholder’s name?
Yes. A shareholder may have cash dividends reinvested under the Plan with respect to all or a portion of the shares of Common Stock registered in the shareholder’s name. See the Partial Dividend Reinvestment instructions in the answer to Question 8. If a shareholder has shares of Common Stock registered in more than one name (for example, some shares registered in the name of “John Doe” and others registered in the name “John J. Doe”) or the shares are registered in the name of the shareholder and another person (for example, as a joint tenant with his spouse), the shareholder will receive an Authorization Form for each such registered name or names. In that case the shareholder (and such other person) has the option of signing and returning any or all such Authorization Forms, specifying on each the number of shares with respect to which dividends are desired to be reinvested.
10.	May a participant change his method of participation in the Plan after enrollment?
Yes. A participant may change his method of participation in the Plan after his enrollment by submitting a new Authorization Form to the Administrator at the address specified in the answer to Question 6.
Costs
11.	Are any fees or expenses incurred by participants in the Plan?
There are no brokerage fees or service charges to participants in connection with purchases of shares of Common Stock under the Plan. All costs of administration of the Plan are paid by the Corporation. However, if a participant requests the Administrator to have the Agent sell his or her shares, the participant will pay a brokerage commission and a service charge of $25.00. Additional charges upon withdrawal or request for stock certificates will also be assessed as provided in Questions 20 and 22.
Purchases
12.	How many shares of Common Stock will be purchased for a participant?
The number of shares to be purchased for each participant will depend on the amount of the participant’s dividends to be invested and the price per share of the shares of Common Stock to be purchased. Each participant’s account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested on behalf of that participant divided by the purchase price of each share of Common Stock. The purchase price is determined as provided in the answer to Question 14.
13.	How and when will shares of Corporation’s Common Stock be purchased under the Plan?
On each dividend payment date the Corporation will pay to the Administrator the total amount of dividends payable on the shares subject to dividend reinvestment under the Plan. The Administrator will receive instructions from the Corporation’s Board of Directors to use those funds to purchase shares from the Corporation on the dividend payment date (or as soon as practicable thereafter), or transfer those funds to the Agent. The Agent will use any dividends transferred to it to purchase shares of Common Stock on the open market for the accounts of participants at the purchase price set forth in the answer to Question 14. The Agent will purchase shares of Common Stock from time to time on the open market or from the Corporation promptly after the dividend payment date, and in no event later than 20 days after the dividend payment date, except where suspension of purchases is necessary to comply with applicable law or in the event of unusual market conditions. If the Agent is unable to purchase sufficient shares on the open market within such 20-day period, the Agent will return the unused cash to the Administrator to be used to purchase shares directly from the Corporation. Such purchases shall be made no later than 30 days after the dividend payment date. In purchasing shares on the open market, the Agent will have, consistent with such limitations and with other applicable securities laws and regulations, absolute discretion to determine the volume, timing and price of such purchases.
14.	What will be the price of shares of Common Stock purchased under the Plan?
The price per share of the shares of Common Stock purchased on the open market for allocation to the accounts of the Plan participants with respect to any dividend payment date will be the weighted average of the total price paid by the Agent for all open market shares which were purchased by the Agent with respect to such dividend payment date. If the Administrator purchases shares directly from the Corporation, the purchase price will be the average of the mean between the daily high and low sales prices of the shares as reported on the OTC Bulletin Board for the ten trading days on which trading in the shares actually occurred immediately preceding the investment date.
No Optional Cash Payments
15.	Are optional cash payments permitted?
No. This Plan does not permit participants to send in cash to the Administrator to be used to purchase shares of Common Stock. Shares will only be purchased with dividends paid on such shares.
Reports to Participants
16.	What kind of reports will be sent to participants in the Plan?
Each participant in the Plan will receive a statement of his account on a quarterly basis showing the amounts invested, purchase prices, shares purchased, brokerage commissions paid on his behalf, and other relevant information for the quarter for which the statement is prepared. These statements are a participant’s continuing record of purchases and should be retained for income tax purposes. As a shareholder of record of the Corporation or participant in the Plan, each participant will receive copies of the Annual Report to Shareholders, proxy solicitation materials and dividend information required by the Internal Revenue Service to be furnished by the Corporation and the Administrator.
Dividends
17.	Will participants be credited with cash dividends on shares credited to their accounts?
Yes. A participant’s account will be credited with dividends on shares held in his or her account, including fractional shares. The Agent will reinvest these dividends in additional shares of Common Stock.
Certificates of Shares
18.	Will certificates be issued for shares of Common Stock purchased?

Shares of Common Stock purchased under the Plan will be credited to an account in the name of the Administrator (or its nominee), on behalf of the participants in the Plan, and certificates for such shares will not be issued to participants except upon written request. The number of shares credited to a participant’s account under the Plan will be shown on the participant’s statement of account. This procedure protects against loss, theft or destruction of stock certificates.
Certificates for any number of whole shares credited to an account under the plan will be issued to a participant as soon as practicable after receipt of a written request for issuance thereof. Each request should be accompanied by a check in the amount of $5.00 made payable to the Administrator to cover the Administrator’s service charge for the issuance of certificates. When certificates are issued to the participant, dividends on the shares represented by such certificates will continue to be reinvested under the Plan unless the participant withdraws from the Plan in accordance with the answers to Questions 20 and 21. Any remaining full shares and fractional interest in shares will continue to be credited to the participant’s account. Certificates for fractions of shares will not be issued under any circumstances.
Shares credited to an account of a participant under the Plan may not be pledged to collateralize a loan. A participant who wishes to pledge such shares must request that certificates for such shares be issued in the participant’s name.
19.	In whose name will certificates be registered when issued?
Accounts under the Plan are maintained in the names in which the certificates of participants were registered at the time they enrolled in the Plan. Consequently, certificates for whole shares will be similarly registered when issued.
Withdrawal
20.	How does a participant, or his personal representative, withdraw from the Plan?
In order to withdraw from the Plan, a participant, or his personal representative, must notify the Administrator in writing, in the name and to the address specified in the answer to Question 6, that the participant wishes to withdraw. Upon withdrawal from the Plan, for a charge of $7.50 (payable to Peoples Bank, SB, as Administrator), certificates for whole shares credited to the participant’s account under the Plan will be issued, and a cash payment will be made for any fractional interest in shares credited to his account. (See the answer to Question 25.)
Upon withdrawal from the Plan, the participant, or his personal representative, may, if he desires, also request that all of the shares, both whole and fractional, credited to his account be sold by the Agent. If such sale is requested, the Agent will place a sale order as promptly as practicable after the processing of the request for withdrawal, for the account of the participant through a brokerage firm designated by the Agent. The participant will receive from the Administrator a check for the proceeds of the sale, less a service charge of $25.00 less any brokerage commission payable on the sale, and less any transfer taxes payable on the sale. No check will be mailed prior to settlement of funds from the brokerage firm. Settlement is three business days after the sale of shares.

SELLING PARTICIPANTS SHOULD BE AWARE THAT COMMON STOCK PRICES MAY FALL DURING THE PERIOD BETWEEN A REQUEST FOR SALE, ITS RECEIPT BY THE AGENT AND THE ULTIMATE SALE IN THE OPEN MARKET. THIS RISK SHOULD BE EVALUATED BY THE PARTICIPANT AND IS A RISK TO BE BORNE SOLELY BY THE PARTICIPANT.
21.	When may a participant, or his personal representative, withdraw from the Plan.
A participant, or his personal representative, may withdraw in whole or in part from the Plan at any time, except that the processing of any request for withdrawal received between the record date for the next dividend payment and the dividend payment date will be deferred until as soon as practicable after that dividend payment date.
A participant, or his personal representative, may prevent reinvestment of a dividend payment if such instructions are received by the Administrator not later than the record date for such dividend payment.
22.	May a participant reenter the Plan after withdrawal?
Yes. A shareholder may rejoin at any time, but must submit a new Authorization Form.
23.	What happens to a fractional share interest when a participant withdraws from the Plan?
When a participant withdraws from the Plan, cash representing any fractional share interest in the participant’s account will be mailed directly to the participant. If it is not necessary for the Agent to sell shares in order to make such payment, the cash payment made to such participant will be based on the most recent last sale price for shares of the Corporation’s Common Stock as of the date the participant’s withdrawal notice is processed by the Administrator. If it is necessary for the Agent to sell shares to make such payment, the cash payment to such participant will be based upon the net price (that is, after deducting brokerage commissions and transfer taxes, if any) realized by the Agent when it sells such fraction as Agent for the participant. In order to effect the sale of such fractional interest, it will be necessary for the Agent to combine the sales of fractional share interests to which other withdrawing participants are entitled so as to be able to effect the sale of whole shares. This will be done by the Agent as soon as practicable.
24.	May a participant stop dividend reinvestment without withdrawing from the Plan?
A participant who wishes to discontinue the reinvestment of cash dividends in the shares of Common Stock registered in his or her own name may discontinue such reinvestment without withdrawing from the Plan by notifying the Administrator in writing of his decision to discontinue such reinvestment. Such notification must be received by the Administrator prior to the record date for the next dividend payment in order to stop any unwanted reinvestment of dividends paid on the dividend payment date on which such dividend payment is made. However, unless the participant withdraws all shares held in his account in the Plan, all dividends on shares so held will be invested automatically in shares of Common Stock.
Other Information

25.	If the Corporation has a stock dividend or a stock split, how will the shares of Common Stock held under the Plan be affected?
Any shares of the Corporation’s Common Stock distributable by the Corporation as a stock dividend or a stock split on shares of the Corporation’s Common Stock credited to a participant’s account under the plan as of the record date for such stock dividend or stock split will be credited to the participant’s account under the Plan.
26.	If the Corporation has a rights offering, how will the rights on shares of Common Stock held under the Plan be handled?
In a rights offering, the entitlement of each participant will include any shares of Common Stock credited to the participant’s account under the Plan as of the record date for such rights offering. Rights applicable to the shares of Common Stock credited to a participant’s account under the Plan as of such record date will be sold by the Agent as soon as practicable. The proceeds of such sale will be used to purchase additional shares of Common Stock under the Plan. A participant who wishes to exercise such rights instead of having the Agent sell them and invest the proceeds in additional Common Stock must withdraw his or her certificates prior to the record date for distribution of such rights.
27.	What happens when a shareholder sells or transfers all of the shares of Common Stock registered in his or her own name?
If a participant disposes of all of the shares of Common Stock registered in his own name, the Agent will continue to reinvest the cash dividends on the shares of Common Stock credited to the participant’s account under the Plan until the participant notifies the Administrator in writing that he wishes to withdraw from the Plan. If a participant holds less than one full share in the Plan at the time he or she sells or transfers all of the shares of the Corporation’s Common Stock registered in his or her own name, cash for the fractional share will be mailed to the participant, as provided in the answer to Question 23.
28.	What are the responsibilities of the Corporation, the Administrator and Agent under the Plan?
The Corporation, the Administrator and the Agent, in administering the Plan, will not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claim or liability arising out of failure to terminate a participant’s account upon such participant’s death or judicially declared incompetence prior to the receipt by the Administrator of notice in writing of such death or incompetency.
The participant should recognize that the Corporation cannot assure the participant a profit or protect the participant against a loss on the shares of the Corporation’s Common Stock purchased by the participant under the Plan.
29.	How will a participant’s shares be voted at meetings of shareholders?
For each meeting of shareholders, a participant in the Plan will receive a proxy which will enable the participant to vote shares registered in his name and, in addition, to direct the Administrator to vote both whole and fractional shares credited to his account under the Plan in accordance with the participant’s instructions.

Federal Income Tax Consequences
30.	What are the federal income tax consequences of participation in the Plan?
A participant will be treated for federal income tax purposes as having received a dividend in an amount equal to the cash dividend reinvested in shares of Common Stock under the Plan even though that amount is not actually received by the participant in cash but, instead, is applied to the purchase of shares for his account. In addition, general rulings by the Internal Revenue Service indicate that a participant’s share of brokerage commissions for purchases of open market shares (which will be paid by the Corporation) will be taxable as dividend income to the participant. A participant’s adjusted basis in the shares of Common Stock acquired on the participant’s behalf under the Plan will be equal to the amount required to be treated by the participant as a dividend, including any brokerage commissions allocated to such purchases.
While there is a risk that participants will also be deemed to have realized taxable dividend income as a result of the Corporation’s payment of service charges associated with the Plan, it is believed that this will not be the case.
Participants will not realize any taxable income when they receive certificates for whole shares of Common Stock credited to their account, either upon their request for such certificates or upon withdrawal from or termination of the Plan. Most participants will, however, realize long-term capital gain or loss when whole shares of Common Stock acquired under the Plan, which have a holding period by the participants of more than twelve months are sold or exchanged by participants after withdrawal from or termination of the Plan, and short-term capital gain or loss if such holding period is twelve months or less. Most participants will also realize capital gain or loss when they receive cash payments for fractional shares credited to their accounts upon withdrawal from or termination of the Plan (see the answer to Question 20), which will be long-term or short-term depending on the holding period for the fractional shares. The amount of any such capital gain or loss will be the difference between the amount realized by a participant for whole or fractional shares and the adjusted basis of the shares.
The tax information in this answer to Question 30 is provided solely as a guide to participants and may be subject to change by future legislation. Participants are advised to consult their own tax advisors as to the federal and state income tax effects of participation in the Plan.
31.	What provision is made for foreign and domestic shareholders whose dividends are subject to federal income tax withholding?
If the participant is not subject to “backup” withholding of federal income tax, the full amount of dividends received will be used to purchase shares under the Plan. However, if the participant is subject to “backup” withholding, the amount of federal income tax withheld will reduce the amount available to purchase shares. A participant is subject to “backup” withholding if the participant fails to furnish his social security number to the Corporation, if the Internal Revenue Service notifies the Corporation that an incorrect number was furnished, if the participant is notified that he is subject to backup withholding under §3406(a)(1)(C) of the Internal Revenue Code or if the participant fails to certify to the Corporation his social security number and that he is not subject to backup withholding.

Each participant who has not already furnished such form to the Corporation will be required to furnish Form W-9 to the Corporation which contains the required certifications in order to have dividends on shares enrolled in the Plan reinvested without withholding.
In the case of foreign shareholders whose taxable income under the Plan is subject to federal income tax withholding, the Agent will make reinvestments net of the amount of tax required to be withheld. Regular statements of account confirming purchases made for foreign participants will indicate the amount of tax withheld.
Miscellaneous
32.	May the Plan be amended or terminated?
The Corporation reserves the right to suspend, modify or terminate the Plan at any time, including the period between a dividend record date and the dividend payment date with respect thereto. All participants will receive notice of any such suspension, modification or termination. Upon termination of the Plan, certificates for whole shares credited to a participant’s account under the Plan will be issued and a cash payment will be made for any fractional interest in a share as provided in the answer to Question 23.
33. Who interprets the Plan?
The Corporation will interpret the Plan and any agreement entered into to establish or administer the Plan, which interpretation shall be conclusive.
USE OF PROCEEDS
     The number of shares of the Corporation’s common stock that will be purchased under the Plan and the prices at which the shares will be sold cannot be determined at this time. The net proceeds from the sale by the Corporation of any shares to the Plan, after deducting expenses in connection with the Plan, will be added to the Corporation’s working capital. These proceeds will be used for general corporate purposes, including, without limitation, contributing all or a significant portion of the proceeds to Peoples Bank, SB, the Corporation’s banking subsidiary. NorthWest Indiana Bancorp cannot estimate the amount of proceeds which will be devoted to any specific purpose. Pending investment or application of the net proceeds, the Corporation will invest the next proceeds primarily in short-term investments. NorthWest Indiana Bancorp will not receive any proceeds from open market purchases of shares by the Plan.
DESCRIPTION OF CAPITAL STOCK
     Our authorized capital stock consists of 10,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock, without par value. As of June 30, 2007, there were 2,806,156 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. There are no other shares of capital stock authorized, issued or outstanding. We have no options, warrants, or other rights authorized, issued or outstanding, other than options granted under our stock option plans.
Common Stock
     Shareholders of the Corporation will have no preemptive rights to acquire additional shares of common stock that may be subsequently issued. The common stock is nonwithdrawable capital,

is not of an insurable type and is not federally insured by the Federal Deposit Insurance Corporation or any government entity.
     Under Indiana law, the holders of the common stock possess exclusive voting power in the Corporation, unless preferred stock is issued and voting rights are granted to the holders thereof. Each holder of common stock is entitled to one vote for each share held on all matters voted upon by shareholders, subject to the limitations discussed under the caption “Restrictions on Acquisition of NorthWest Indiana Bancorp.” Shareholders may not cumulate their votes in the election of the board of directors. However, we have a staggered Board of Directors whereby approximately only one-third of our directors are elected each year, and directors serve three year terms. Holders of common stock will be entitled to payment of dividends as may be declared from to time by the Corporation’s board of directors.
     In the unlikely event of the liquidation or dissolution of the Peoples Bank, SB and the Corporation, the holders of the common stock will be entitled to receive, after payment or provision for payment of all debts and liabilities of the Corporation and the Bank (including all deposits in the Bank and accrued liabilities thereon) and after payment of the liquidation account established in the stock conversion of Peoples Bank, SB, all assets of the Corporation available for distribution, in cash or in kind. If preferred stock is issued subsequent to the conversion, the holders thereof may have a priority over the holders of common stock in the event of liquidation or dissolution.
Preferred Stock
     The board of directors of the Corporation is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock may be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.
     In the future, the authorized but unissued and unreserved shares of common stock and the Corporation’s treasury shares of common stock will be available for general corporate purposes including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under this Plan, pursuant to the exercise of stock options granted under the Corporation’s stock option plans, or in future underwritten or other public or private offerings. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in future underwritten public offerings or private placements or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of common stock or authorized shares of preferred stock would be issued, no shareholder approval will be required for the issuance of these shares. Accordingly, the Corporation’s board of directors without shareholder approval can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock.
CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BY-LAWS
     The Corporation’s Articles and By-Laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Corporation’s Board of Directors and in the policies formulated by the Board of Directors and to discourage an unsolicited takeover of the Corporation if the Board of Directors determines that such a takeover is not in the best interests of the Corporation and its shareholders. However, these provisions could have the effect of preventing certain attempts to acquire the Corporation or remove incumbent management even if some or a majority of the Corporation’s shareholders deemed such an attempt to be in their best interests.
     The Articles provide that, in the case of a merger, sale of assets, issuance of securities, liquidation or reclassification (a “business combination”) involving a beneficial owner of 10% or more of the Corporation’s capital stock (a “Related Person”), or any affiliate or associate of a Related Person, such business combination must be approved by (a) not less than 80% of the outstanding voting stock of the Corporation and (b) a majority of the then outstanding voting stock held by shareholders other than the Related Person, unless the business combination is approved in advance by the Continuing Directors (as defined in the Articles) or the consideration to be received by shareholders in the business combination is at least equal to the highest price paid by the Related Person in acquiring its interest in the Corporation, with certain adjustments, and certain other requirements are met.
     The Articles also authorize and the By-Laws provide for the Board of Directors to be divided into three groups of directors serving staggered three-year terms. Each group shall consist, as nearly as practical, of one-third of the Directors constituting the entire Board of Directors. As a result, approximately one-third of the Board of Directors will be elected each year. Any amendment to the By-Laws that would increase or decrease the number of Directors then in effect, or eliminate or modify the groups of Directors or terms of office of the Directors must be approved by the affirmative vote of a majority of the Continuing Directors.
     The Articles provide that directors may be removed only for good cause, at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of outstanding shares representing at least 80% of all the votes then entitled to be cast at an election of directors. Directors may not be removed in the absence of good cause. Special meetings of the shareholders, for any purpose or purposes, may be called at any time by the Board of Directors or the Chairman of the Board and shall be called by the Board of Directors on the demand of holders of shares representing at least 80% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.
     To amend certain provisions of the Articles, including but not limited to those described above, requires the affirmative vote of at least 80% of the outstanding voting stock of the Company and a majority of the then outstanding voting stock of the Corporation held by shareholders other than a Related Person, unless the amendment is recommended to the Corporation’s shareholders by two-thirds of the entire number of directors who then qualify as Continuing Directors.
RESTRICTIONS ON ACQUISITION OF NORTHWEST INDIANA BANCORP
     State Law. Under Indiana law, no person can acquire effective control (including, without limitation, acquisition of 25% or more of its voting stock) of the Corporation or the Bank without prior approval of the Indiana Department of Financial Institutions.
     Several provisions of the Indiana Business Corporation Law could also affect the acquisition of shares of the common stock or otherwise affect the control of the Corporation. Chapter 43 of the Indiana Business Corporation Law prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as the Corporation (assuming that it has over 100 shareholders) and an interested shareholder, defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for five years following the date on which the shareholder obtained 10% ownership unless the acquisition was approved in advance of that date by the board of directors. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. These requirements are similar to those contained in the Corporation’s articles and described in “Certain Provisions of the Articles of Incorporation and By-Laws” above.
     The Indiana Business Corporation Law also contains provisions designed to assure that minority shareholders have some say in their future relationship with Indiana corporations in the event that a person made a tender offer for, or otherwise acquired, shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of corporations having 100 or more shareholders (the “Control Share Acquisitions Statute”). Under the Control Share Acquisitions Statute, if an acquiror purchases those shares at a time that the corporation is subject to the Control Share Acquisitions Statute, then until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquiror), approves in a special or annual meeting the rights of the acquiror to vote the shares which take the acquiror over each level of ownership as stated in the statute, the acquiror cannot vote these shares. An Indiana corporation otherwise subject to the Control Share Acquisitions Statute may elect not to be covered by the statute by so providing in its Articles of Incorporation or By-Laws. The Corporation, however, is subject to this statute.
     The Indiana Business Corporation Law specifically authorizes Indiana corporations to issue options, warrants or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants or rights may, but need not be, issued to shareholders on a pro rata basis. The Indiana Business Corporation Law specifically authorizes directors, in considering the best interest of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the Indiana Business Corporation Law, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interest of the corporation. In addition, the Indiana Business Corporation Law states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The Indiana Business Corporation Law explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be “reasonable in relation to the threat posed.”
     In taking or declining to take any action or in making any recommendation to a corporation’s shareholders with respect to any matter, directors are authorized under the Indiana Business Corporation Law to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.
     Because of the foregoing provisions of the Indiana Business Corporation Law, the Board will have flexibility in responding to unsolicited proposals to acquire the Corporation, and accordingly it may be more difficult for an acquiror to gain control of the Corporation in a transaction not approved by the Board.

     Federal Limitations. The Change in Bank Control Act provides that no “person,” acting directly or indirectly, or through or in concert with one or more persons, other than a company, may acquire control of a bank or of a bank holding company unless at least 60 days’ prior written notice is given to the Federal Reserve Board and the Federal Reserve Board has not objected to the proposed acquisition.
     The Bank Holding Company Act also prohibits any “company,” directly or indirectly or acting in concert with one or more other persons, or through one or more subsidiaries or transactions, from acquiring control of an insured institution without the prior approval of the Federal Reserve Board. In addition, any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation as a bank holding company by the Federal Reserve Board.
     The term “control” for purposes of the Change in Bank Control Act and the Bank Holding Company Act includes the power, directly or indirectly, to vote more than 25% of any class of voting stock of the insured institution or to control, in any manner, the election of a majority of the directors of the insured institution. It also includes a determination by the Federal Reserve Board that such company or person has the power, directly or indirectly, to exercise a controlling influence over or to direct the management or policies of the insured institution.
     Federal Reserve Board regulations also set forth certain “rebuttable control determinations” which arise upon (a) the acquisition of any voting securities of a state member bank or bank holding company if, after the transaction, the acquiring person (or persons acting in concert) owns, controls, or holds with power to vote 25 percent or more of any class of voting securities of the institution; or (b) the acquisition of any voting securities of a state member bank or bank holding company if, after the transaction, the acquiring person (or persons acting in concert) owns, controls, or holds with power to vote 10 percent or more (but less than 25 percent) of any class of voting securities of the institution, and if (i) the institution has registered securities under Section 12 of the 1934 Act or (ii) no other person will own a greater percentage of that class of voting securities immediately after the transaction.
     The regulations also specify the criteria which the Federal Reserve Board uses to evaluate control applications. The Federal Reserve Board is empowered to disapprove an acquisition of control if it finds, among other things, that (i) the acquisition would substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the institution or its depositors, or (iii) the competency, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors, the institution, or the public to permit the acquisition of control by such person.
LEGAL MATTERS
     The legality of the shares of the common stock offered hereby has been passed upon for NorthWest Indiana Bancorp by Barnes & Thornburg LLP, 11 South Meridian Street, Indianapolis, Indiana 46204.
EXPERTS
     Our consolidated balance sheets as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the three-year period ended December 31, 2006 are incorporated by reference in this Prospectus from our Annual Report on Form 10-K for the year ended December 31, 2006, and have been audited by Crowe Chizek and Company LLC, independent auditors, as set forth in their report thereon. These financial statements and the report of Crowe Chizek and Company LLC thereon have been incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing.
INDEMNIFICATION
     Pursuant to Indiana law and certain provisions in our Articles of Incorporation, we will indemnify each of our directors and officers against all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any claim in which he or she may become involved by reason of the fact that he or she is or was (or has agreed to become) a director, officer, employee or agent of the Company or by reason of any action taken or not taken by him or her in any such capacity, if such person is wholly successful with respect to the claim or, if not wholly successful, then if such person is determined to have acted in good faith, in what he or she reasonably believed to be the best interests of the Company (or at least not opposed to its best interests) and, in addition, with respect to a criminal claim, is determined to have had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under the provisions discussed above or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission’s public reference room at Station Place, 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our public filings are also available to the public from commercial document retrieval services and on the World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” Our website is at www.peoplesbanksb.com.
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents and information listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the shares of common stock that we have registered or otherwise terminate the registration statement to which this prospectus relates.
•	The Annual Report on Form 10-K for the year ended December 31, 2006.

•	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

•	The Current Report on Form 8-K filed January 25, 2007.

•	The Current Report on Form 8-K dated January 30, 2007.

•	The Current Report on Form 8-K dated February 22, 2007.

•	The Current Report on Form 8-K dated April 25, 2007.

•	The description of our common stock set forth under the caption “Description of Capital Stock” in our definitive proxy statement/prospectus dated March 23, 1994 incorporated by reference into our Form 8-K dated July 31, 1994.
     You may request a copy of these filings, excluding any filed exhibits, at no cost by writing or telephoning us at the following address or telephone number:
NorthWest Indiana Bancorp
Shareholder Services Group
9204 Columbia Avenue
Munster, Indiana 46321
(219) 853-7080
You should only rely on the information contained in or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted or compliance with the securities laws of that state would be unduly burdensome. You should not assume that the information contained in or incorporated by reference in this Prospectus is accurate as of any date other than the date on the front cover of this Prospectus or the date of the document incorporated by reference.

[NORTHWEST INDIANA BANCORP LOGO]
CORPORATE HEADQUARTERS
Northwest Indiana Bancorp
9204 Columbia Avenue, Building B
Munster, IN 46321
(219) 836-4400
www.ibankpeoples.com
An OTC Bulletin Board Company — Symbol NWIN.OB

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.

SEC registration fee	$188.74
Printing fees	1,500
Legal fees and expenses	15,000
Accounting fees and expenses	2,500
Miscellaneous fees	1,000

Total	$20,188.74

The foregoing are estimates, except for the SEC registration fee.
Item 15. Indemnification of Directors and Officers.
     Northwest Indiana Bancorp is an Indiana corporation. The Corporation’s officers, directors, employees and agents (and those who have agreed to such positions) are entitled to be indemnified under Indiana law and our Articles of Incorporation against certain liabilities and expenses. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding.
     The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of a proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.
     The Corporation’s Articles of Incorporation provide for mandatory indemnification of officers, directors, employees and agents (and those who have agreed to such positions) if they are wholly successful on the merits of a proceeding and satisfy the standards of conduct specified by the IBCL set forth in the preceding paragraph. In any proceeding, an officer, director, employee, or agent is entitled to be indemnified against all liabilities and expenses related to the proceeding including attorneys’ fees, judgments, fines, penalties and amounts paid or to be paid in settlement. The Corporation’s Articles of Incorporation also provide such persons with certain rights to be paid

1

or reimbursed for expenses incurred in defending any such proceeding in advance of the final disposition.
     The Articles of Incorporation also authorize the Corporation to maintain insurance to protect itself and any director, officer, employee or agent of the Corporation against expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the IBCL or pursuant to its Articles of Incorporation. The Corporation currently maintains such insurance.
Item 16. Exhibits.
     The Exhibit Index beginning on page E-1 is hereby incorporated by reference.
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings in clauses (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be

2

deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Munster, State of Indiana, on July 18, 2007.

NORTHWEST INDIANA BANCORP
By:	/s/ David A. Bochnowski
David A. Bochnowski
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:
/s/ David A. Bochnowski
David A. Bochnowski, Chairman and Chief Executive Officer

Principal Financial and Accounting Officer::
/s/ Robert T. Lowry
Robert T. Lowry, Senior Vice President, Chief
Financial Officer and Treasurer

The Board of Directors:
/s/ David A. Bochnowski	)
David A. Bochnowski, Chairman of the Board	)
)
/s/ Frank J. Bochnowski	)
Frank J. Bochnowski, Director	)
)
/s/ Leroy F. Cataldi	) July 18, 2007
Leroy F. Cataldi, Director	)
)
/s/ Lourdes M. Dennison	)
Lourdes M. Dennison, Director	)
)
/s/ Don Fesko	)
Don Fesko, Director	)
)

S-1

/s/ Edward J. Furticella	)
Edward J. Furticella, Director	)
)
/s/ Joel Gorelick	)
Joel Gorelick, Director	)
)
/s/ Kenneth V. Krupinski	) July 18, 2007
Kenneth V. Krupinski, Director	)
)
/s/ Stanley E. Mize	)
Stanley E. Mize, Director	)
)
/s/ Anthony M. Puntillo	)
Anthony M. Puntillo, Director	)
)
/s/ James L. Wieser	)
James L. Wieser, Director	)

S-2

EXHIBIT INDEX

Number	Description

4.1.	Articles of Incorporation of the Registrant. (The copy of this Exhibit filed as Exhibit 3(i) to the Registrant’s Registration Statement on Form S-4 filed March 3, 1994 (File No. 33-76038), is incorporated herein by reference.)

4.2	By-Laws of the Registrant.

5.1	Opinion Barnes & Thornburg LLP

23.1	Consent of Crowe Chizek & Company LLC

23.2	Consent of Barnes & Thornburg (included in Exhibit 5.1)

24.1	Limited Power of Attorney of Directors and Officers

99.1	Plan Authorization Form